Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces Second Quarter 2024 Financial Results

Reports Net Investment Income of $0.70 Per Share and Net Asset Value of $21.21 Per Share

Amends and Extends Existing Senior Secured Revolving Credit Facility; Upsizes Commitments to $200.0 Million from $115.0 Million, Reduces Interest Rate Margin to 2.50% from 2.80%

Continued Share Repurchase Program: Total of 79,722 Shares for an Aggregate Cost of Approximately $1.6 Million Repurchased During the Second Quarter; Accretive to NAV by $0.03 Per Share

Announces Third Quarter 2024 Quarterly Distribution of $0.69 Per Share

NEW YORK, August 8, 2024 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

•	Total investment income for the second quarter of 2024 was $16.3 million, as compared to $16.5 million for the first quarter of 2024.

•	Core investment income[1], excluding the impact of purchase price accounting, for the second quarter of 2024 was $16.2 million, as compared to $16.5 million for the first quarter of 2024.

•	Net investment income (“NII”) for the second quarter of 2024 was $6.5 million ($0.70 per share) as compared to $6.2 million ($0.67 per share) in the first quarter of 2024.

•	Net asset value (“NAV”), as of June 30, 2024, was $196.4 million ($21.21 per share), as compared to NAV of $210.6 million ($22.57 per share) as of March 31, 2024.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended June 30, 2024, were 79,722 shares at an aggregate cost of approximately $1.6 million, which was accretive to NAV by $0.03 per share.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase discount accretion in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

Subsequent Events

•

On July 23, 2024, Great Lakes Portman Ridge Funding LLC, a wholly-owned subsidiary of the Company, entered into a second amendment of its senior secured revolving credit facility (“Revolving Credit Facility”) with JPMorgan Chase Bank, National Association (“JPM”) as administrative agent. The second amendment, among other things, (i) provided for a committed increase to the aggregate principal amount of the Revolving Credit Facility in an amount not to exceed $85,000,000, subject to the satisfaction of certain conditions, (ii) provided for a committed seven-day bridge advance in an aggregate principal amount of $18,250,000, subject to the satisfaction of certain conditions, (iii) reduced the applicable margin on the Revolving Credit Facility to 2.50% per annum, (iv) extended the period in which the Company may request advances under the Revolving Credit Facility to August 29, 2026, (v) extended the stated maturity of the Revolving Credit Facility to August 29, 2027, (vi) extended the non-call period under the Revolving Credit Facility to April 29, 2025, and (vii) provided for certain fees to be paid to the administrative agent and the lenders in connection therewith.

•

On August 8, 2024, the Company declared a cash distribution of $0.69 per share of common stock. The distribution is payable on August 30, 2024 to stockholders of record at the close of business on August 22, 2024.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “We are pleased to report that Portman Ridge delivered net investment income of $0.70 per share, which is an increase of 4.5% from the previous quarter and exceeded the Company’s quarterly distribution. Additionally, during the three months ended June 30, 2024, we repurchased 79,722 shares for an aggregate cost of approximately $1.6 million, which was accretive to NAV by $0.03. During the quarter, however, we experienced challenges at certain select inherited portfolio companies, resulting in a decline in NAV and an increase in non-accruals. Despite the challenging quarter, we remain confident in the quality of the portfolio and our ability to generate attractive and sustainable returns for shareholders over the long-term.

Subsequent to quarter end, we amended and extended our Credit Facility with JPM. The new attractive terms, which reduced the applicable margin from 2.80% per annum to 2.50% per annum, have reduced our overall cost of capital, providing us with further financial flexibility. The new revolving commitment from JPM, which increased by $85.0 million to $200.0 million, expands our ability to provide additional capital to our existing portfolio companies as well as provides us with greater flexibility to finance new attractive investment opportunities as they arise.

As we enter the back half of 2024, we want to reiterate our commitment to our shareholders. With our amended credit facility, robust pipeline, and strong balance sheet, we believe we are well positioned to continue executing our strategy and delivering positive returns to our shareholders.”

Selected Financial Highlights

•

Total investment income for the quarter ended June 30, 2024, was $16.3 million, of which $13.9 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio. This compares to total investment income of $19.6 million for the quarter ended June 30, 2023, of which $15.5 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio.

•

Core investment income for the second quarter of 2024, excluding the impact of purchase discount accretion, was $16.2 million, a decrease of $3.0 million as compared to core investment income of $19.2 million for the second quarter of 2023.

•	Net investment income (“NII”) for the second quarter of 2024 was $6.5 million ($0.70 per share) as compared to $7.9 million ($0.83 per share) for the same period the prior year.

•

Non-accruals on debt investments, as of June 30, 2024, were nine debt investments representing 0.5% and 4.5% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to seven debt investments representing 0.5% and 3.2% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of March 31, 2024. Two non-accrual debt investments were sold subsequent to the quarter ended June 30, 2024.

•

Total investments at fair value as of June 30, 2024, was $444.4 million and consisted of investments in 92 portfolio companies. The debt investment portfolio at fair value as of June 30, 2024 was $358.9 million, which excludes CLO Funds and Joint Ventures, and was comprised of 75 different portfolio companies across 28 different industries with an average par balance per entity of approximately $2.6 million. This compares to total investments of $471.3 million at fair value as of March 31, 2024 and consisted of investments in 94 portfolio companies. The debt investment portfolio at fair value as of March 31, 2024 was $386.1 million, which excludes CLO Funds and Joint Ventures, and was comprised of 79 different portfolio companies across 27 different industries with an average par balance per entity of approximately $3.1 million.

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of June 30, 2024 was approximately 12.4%.

•

Par value of outstanding borrowings, as of June 30, 2024, was $285.1 million compared to $291.7 million as of March 31, 2024, with an asset coverage ratio of total assets to total borrowings of 169% and 171%, respectively. On a net basis, leverage as of June 30, 2024 was 1.3x2 compared to net leverage of 1.2x2 as of March 31, 2024.

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $36.6 million and $39.6 million of cash and cash equivalents and restricted cash as of June 30, 2024 and March 31, 2024, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Results of Operations

Operating results for the three months ended June 30, 2024, and June 30, 2023, were as follows:

	For the Three Months Ended June 30,
($ in thousands)	2024	2023
Total investment income	$16,337	$19,626

Total expenses	9,860	11,711

Net Investment Income	6,477	7,915

Net realized gain (loss) on investments	(6,922)	(6,471)

Net change in unrealized gain (loss) on investments	(5,966)	(4,176)

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$78	$(164)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(12,810)	$(10,811)

Net realized gain (loss) on extinguishment of debt	$(39)	$(218)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(6,372)	$(3,114)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.69)	$(0.33)
Net Investment Income Per Common Share:
Basic and Diluted:	$0.70	$0.83
Weighted Average Shares of Common Stock Outstanding — Basic and Diluted	9,293,687	9,541,722

Investment Income

The composition of our investment income for the three months ended June 30, 2024, and June 30, 2023, was as follows:

	For the Three Months Ended June 30,
($ in thousands)	2024	2023
Interest income, excluding CLO income and purchase discount accretion	$11,589	$14,156
Purchase discount accretion	112	427
PIK Income	2,201	966
CLO Income	524	829
JV Income	1,800	2,329
Fees and other income	111	919

Investment Income	$16,337	$19,626

Less : Purchase discount accretion	$(112)	$(427)

Core Investment Income	$16,225	$19,199

Fair Value of Investments

The composition of our investment portfolio as of June 30, 2024 and December 31, 2023, at cost and fair value was as follows:

($ in thousands)	June 30, 2024 (Unaudited)			December 31, 2023
Security Type	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$343,264	$320,815	72.1%	$351,858	$336,599	71.9%
Second Lien Debt	48,750	36,386	8.2%	50,814	41,254	8.8%
Subordinated Debt	8,055	1,693	0.4%	7,990	1,224	0.3%
Collateralized Loan Obligations	8,423	7,354	1.7%	9,103	8,968	1.9%
Joint Ventures	65,775	54,292	12.2%	71,415	59,287	12.7%
Equity	30,594	23,830	5.4%	31,280	20,533	4.4%
Asset Manager Affiliates(1)	17,791	—	—	17,791	—	—
Derivatives	31	—	—	31	—	—

Total	$522,683	$444,370	100.0%	$540,282	$467,865	100.0%

[1]	Represents the equity investment in the Asset Manager Affiliates.

Liquidity and Capital Resources

As of June 30, 2024, the Company had $285.1 million (par value) of borrowings outstanding at a current weighted average interest rate of 6.9%, of which $108.0 million par value had a fixed rate and $177.1 million par value had a floating rate. This balance was comprised of $92.0 million of outstanding borrowings under the Revolving Credit Facility, $85.1 million of 2018-2 Secured Notes, and $108.0 million of 4.875% Notes due 2026.

As of June 30, 2024, and December 31, 2023, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	June 30, 2024	December 31, 2023
Cash and cash equivalents	$9,813	$26,912
Restricted Cash	26,826	44,652
First Lien Debt	320,815	336,599
Second Lien Debt	36,386	41,254
Subordinated Debt	1,693	1,224
Equity	23,830	20,533
Collateralized Loan Obligations	7,354	8,968
Asset Management Affiliates	—	—
Joint Ventures	54,292	59,287
Derivatives	—	—

Total	$481,009	$539,429

As of June 30, 2024, the Company had unrestricted cash of $9.8 million and restricted cash of $26.8 million. This compares to unrestricted cash of $20.8 million and restricted cash of $18.8 million as of March 31, 2024. As of June 30, 2024, the Company had $23.0 million of available borrowing capacity under the Revolving Credit Facility, and no remaining borrowing capacity under the 2018-2 Secured Notes.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including SOFR and prime rates.

As of June 30, 2024, approximately 88.1% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as SOFR or the PRIME rate. 81.6% of these floating rate loans contain SOFR floors ranging between 0.50% and 3.25%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,764	$3,528	$5,292
Decrease in interest rate	$(1,764)	$(3,528)	$(5,252)

Conference Call and Webcast

We will hold a conference call on Friday, August 9, 2024, at 10:00 am Eastern Time to discuss our second quarter 2024 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 9474953.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/zqckbjgv. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

info@portmanridge.com

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2024 (Unaudited)	December 31, 2023
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2024 - $409,486; 2023 - $426,630)	$370,359	$398,325
Non-controlled affiliated investments (amortized cost: 2024 - $62,769; 2023 - $55,611)	60,464	55,222
Controlled affiliated investments (cost: 2024 - $50,428; 2023 - $58,041)	13,547	14,318

Total Investments at Fair Value (cost: 2024 - $522,683; 2023 - $540,282)	$444,370	$467,865
Cash and cash equivalents	9,813	26,912
Restricted cash	26,826	44,652
Interest receivable	4,659	5,162
Receivable for unsettled trades	—	573
Due from affiliates	1,544	1,534
Other assets	1,599	2,541

Total Assets	$488,811	$549,239

LIABILITIES
2018-2 Secured Notes (net of discount of: 2024 - $414; 2023 - $712)	$84,656	$124,971
4.875% Notes Due 2026 (net of discount of: 2024 - $974; 2023 - $1,225; net of deferred financing costs of: 2024 - $430; 2023 - $561)	106,596	106,214
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2024 - $609; 2023 - $775)	91,391	91,225
Payable for unsettled trades	37	520
Accounts payable, accrued expenses and other liabilities	2,700	4,252
Accrued interest payable	3,537	3,928
Due to affiliates	411	458
Management and incentive fees payable	3,054	4,153

Total Liabilities	$292,382	$335,721
COMMITMENTS AND CONTINGENCIES
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,951,485 issued, and 9,260,495 outstanding at June 30, 2024, and 9,943,385 issued, and 9,383,132 outstanding at December 31, 2023	$93	$94
Capital in excess of par value	715,488	717,835
Total distributable (loss) earnings	(519,152)	(504,411)

Total Net Assets	$196,429	$213,518

Total Liabilities and Net Assets	$488,811	$549,239

Net Asset Value Per Common Share	$21.21	$22.76

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$11,913	$14,786	$24,534	$29,632
Non-controlled affiliated investments	312	626	407	1,475

Total interest income	$12,225	$15,412	$24,941	$31,107
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	$2,018	$859	$3,912	$2,386
Non-controlled affiliated investments	183	107	295	180

Total payment-in-kind income	$2,201	$966	$4,207	$2,566
Dividend income:
Non-controlled affiliated investments	$1,800	$1,864	$3,453	$3,248
Controlled affiliated investments	—	465	—	1,540

Total dividend income	$1,800	$2,329	$3,453	$4,788
Fees and other income
Non-controlled/non-affiliated investments	$111	$905	$262	$1,478
Non-controlled affiliated investments	—	14	—	14

Total fees and other income	$111	$919	$262	$1,492

Total investment income	$16,337	$19,626	$32,863	$39,953

EXPENSES
Management fees	$1,680	$1,869	$3,409	$3,822
Performance-based incentive fees	1,374	1,680	2,608	3,488
Interest and amortization of debt issuance costs	5,365	6,372	11,091	12,704
Professional fees	631	699	1,397	1,302
Administrative services expense	361	659	717	1,330
Other general and administrative expenses	449	432	939	863

Total expenses	$9,860	$11,711	$20,161	$23,509

NET INVESTMENT INCOME	$6,477	$7,915	$12,702	$16,444

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) from investment transactions:
Non-controlled/non-affiliated investments	$(694)	$(5,267)	$(2,335)	$(8,352)
Non-controlled affiliated investments	—	(1,124)	—	(1,124)
Controlled affiliated investments	(6,228)	(80)	(6,644)	(80)

Net realized gain (loss) on investments	$(6,922)	$(6,471)	$(8,979)	$(9,556)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	$(10,163)	$(5,478)	$(10,822)	$(8,535)
Non-controlled affiliated investments	(2,055)	766	(1,915)	455
Controlled affiliated investments	6,252	536	6,842	(2,056)

Net change in unrealized gain (loss) on investments	$(5,966)	$(4,176)	$(5,895)	$(10,136)

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$78	$(164)	$537	$407

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(12,810)	$(10,811)	$(14,337)	$(19,285)

Net realized gain (loss) on extinguishment of debt	$(39)	$(218)	$(252)	$(218)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(6,372)	$(3,114)	$(1,887)	$(3,059)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.69)	$(0.33)	$(0.20)	$(0.32)
Net Investment Income Per Common Share:
Basic and Diluted:	$0.70	$0.83	$1.36	$1.72
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,293,687	9,541,722	9,319,272	9,548,424

(1)

During the six months ended June 30, 2024, the Company received $0.1 million of non-recurring fee income that was paid in-kind and included in this financial statement line item. During the six months ended June 30, 2023, the Company received $0.3 million of non-recurring fee income that was paid in-kind and included in this financial statement line item.